Exhibit 99.1

Community Bancorp. Reports Third Quarter 2021 Earnings;

Continued Strong Growth in Deposits, Earnings and Assets

For immediate release

Derby, VT: October 14, 2021 --- Community Bancorp., (OTCQX:CMTV) Community National Bank has reported earnings for the third quarter ended September 30, 2021, of $3,699,203 or $0.69 per share, an increase of $818,760, or 28.4% compared to $2,880,443 or $0.54 per share for the third quarter of 2020. Year to date earnings for 2021 are $9,771,309 or $1.82 per share compared to $7,583,992 or $1.43 per share a year ago.

Total assets for the Company at September 30, 2021 were $968,584,267 compared to $918,233,284 at year-end 2020 and $868,853,092 as of September 30, 2020. The year over year asset growth has been driven by an increase in the available-for-sale investment portfolio in the amount of $65.5 million and an increase in cash and cash equivalents of $78.3 million. This is offset by a decrease in loans of $45.6 million due primarily to the maturing of Paycheck Protection Program ("PPP") loans. Total deposit balances have increased $97 million, or 13.07%, year over year.

Net interest income for the third quarter ended September 30, 2021 increased $1,445,984, or 20.55%, to $8.5 million, compared to $7.0 million for the same quarter in 2020. Net interest income for the nine months ended September 30, 2021 increased $3.4 million, or 17%, to $23.7 million, compared to $20.3 million year over year, due in part to an increase of $1,968,620 or 8.6%, in interest and fees on loans, and a decrease of $1,223,547, or 38.8%, in interest on deposits.

The provision for loan losses for the third quarter of 2021 was $89,167 compared to $362,499 for the same quarter in 2020. Current year to date provision for loan losses was $624,165 compared to $1,046,501 for the same period in 2020. The year over year decrease primarily reflects negligible net charge off activity this year and declining historical losses, compared to higher than anticipated loan charge off activity as well as core loan growth during the first quarter of 2020.

Total non-interest income for the third quarter ended September 30, 2021 of $1,700,586 decreased 12.4% from $1,941,295 for the same quarter in 2020.   The decrease is related to lower gain on sale of mortgages in the secondary market as the refinance activity has slowed and the Company has strategically held some loans in portfolio to support balance sheet growth.  Total non-interest income for the nine months ended September 30, 2021 was $5,041,352 compared to $5,057,104 for the nine months ended September 30, 2020, a decrease of $15,752, or 0.3% year over year. Total non-interest expenses increased $427,140, or 8.4% for the third quarter comparison period, and $980,914, or 6.5%, year over year.

Equity capital grew to $83.2 million, with a book value per share of $15.23 as of September 30, 2021, compared to equity capital of $74.9 million and a book value of $13.85 as of September 30, 2020.

President and CEO Kathryn Austin commented on the Company’s results:  “I am exceptionally proud of these results which are a continuation of the strong growth in deposits, earnings and assets that our Company has demonstrated before, during and most recently as we move through the pandemic,” said President and CEO Kathryn Austin.  “We are committed to responsible, profitable growth and with our knowledge and commitment to our community, we continue to develop business that supports the strength of our loan portfolio, negligible charge-off activity and sound asset quality.”

As previously announced, the Company has declared a quarterly cash dividend of $0.22 per share payable November 1, 2021 to shareholders of record as of October 15, 2021.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

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Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.

For more information, contact:

Kathryn Austin, President & CEO at (802) 334-7915

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